Exhibit 99.1

FTC Solar Announces First Quarter 2022 Financial Results

First Quarter Highlights and Recent Developments

•
First quarter revenue of $49.6 million, net of $5.0 million reserve
•
International project pipeline reaches new record levels at 32+ Gigawatts
•
Awarded first projects in Kenya, South Africa and Malaysia
•
Added $112 million to executed contracts and awarded orders since March 15
•
Planned acquisition of HX Tracker remains on track to close in second quarter

AUSTIN, Texas — May 10, 2022– FTC Solar, Inc. (Nasdaq: FTCI), a fast-growing global provider of solar tracker systems, software and engineering services, today announced financial results for the first quarter ended March 31, 2022.

“Our results for the quarter were generally in-line with our expectations, net of the effects of a credit reserve,” said Sean Hunkler, FTC Solar President and Chief Executive Officer. “As we look at the current market environment, conditions are increasingly uncertain in the wake of the AD/CVD investigation announcement in the U.S. While customers increasingly value our solutions and service and want us to be ready to execute on projects quickly, the investigation has added to existing WRO and module pricing concerns to compound customers’ difficulties in procuring solar modules. This, in turn, is causing project decisions and schedules to continue to get pushed out in time.

“Despite the near-term uncertainty, solar demand over the long-term remains quite strong. In fact, our pipeline1 has reached a new record high level, driven by more than 20% growth year-to-date outside the U.S. The record high excludes our pending acquisition of HX Tracker, an emerging China-based supplier of 1P tracker systems, which we believe will further accelerate FTC Solar’s international expansion with a complementary tracker solution optimized for low labor cost markets. The acquisition remains on track for a second-quarter close.

“In addition to pipeline growth, we’ve also made nice progress bringing our executed contracts and awarded orders to $664 million, with $112 million added in the past two months. Almost half of the recent additions were international, showing our strong organic growth outside the U.S. This includes our first awards in three new countries: Kenya, South Africa, and Malaysia.

“With a differentiated product, strong customer adoption, significant cost reduction initiatives and operational improvements, I believe FTC Solar is controlling what it can control and positioning itself incredibly well for the future, and to once again outperform once the module supply factors have been resolved.”

Summary Financial Performance: Q1 2022 compared to Q1 2021

	GAAP		Non-GAAP
	Three months ended March 31,
(in thousands, except per share data)	2022	2021	2022	2021
Revenue	$49,553	$65,707	$49,553	$65,707
Gross margin percentage	(18.7%)	0.2%	(17.8%)	0.3%
Total operating expenses	$18,491	$8,138	$11,177	$6,851
Loss from operations(a)	$(27,778)	$(8,019)	$(19,965)	$(6,664)
Net loss	$(27,793)	$(7,442)	$(20,284)	$(6,676)
Diluted loss per share	$(0.28)	$(0.11)	$(0.20)	$(0.10)
(a) Adjusted EBITDA for Non-GAAP

Total first quarter revenue was $49.6 million, including a reserve associated with a potential customer credit that resulted in a $5.0 million reduction to first quarter revenue and gross margin. Net of this reserve, revenue was just shy of our target range. This revenue level represents a decrease of 51% compared to the prior quarter on lower volume and a lower ASP, and a decrease of 25% year-over-year, driven by the inclusion of the reserve and lower volume.

GAAP gross loss was $9.3 million, or 18.7% of revenue, compared to $8.6 million, or 8.4% of revenue in the prior quarter. Non-GAAP gross loss was $8.8 million or 17.8% of revenue. The reduction in dollars quarter over quarter was due to the credit reserve. The result for this quarter compares to a gross profit of $0.1 million in the prior-year period, with the difference driven primarily by the reserve and reduced production volume vs. the prior year and an increase in employee count and other overhead expenses to support the company’s growth trajectory.

GAAP operating expenses were $18.5 million. On a non-GAAP basis, excluding stock-based compensation and certain other expenses, operating expenses were $11.2 million, compared to $6.9 million in the year-ago quarter. The year-over-year increase was driven primarily by necessary growth in staffing and other public company requirements.

GAAP net loss was $27.8 million or $0.28 per share, compared to a loss of $23.9 million or $0.25 per share in the prior quarter, and compared to a net loss of $7.4 million or $0.11 per share in the year-ago quarter. Adjusted EBITDA loss, which excludes $7.8 million of stock-based compensation expense, certain consulting and legal fees, severance and other non-cash items, was $20.0 million. Net of the reserve, this was just above the mid-point of our guidance range. This result compares to an Adjusted EBITDA loss of $16.4 million in the prior quarter and $6.7 million in the year-ago quarter.

Contracted and awarded orders2 as of May 9 were $664 million with expected delivery dates in 2022 and beyond. This includes the addition of $112 million since the company's last update on March 15, 2022.

Second Quarter and Full Year 2022 Outlook

In our business update in January and our last earnings release in March, we noted that the company’s 2022 outlook assumed an improvement in regulatory pressures on module availability, primarily relating to WRO. We undertook to continue to monitor these impacts, including impact on our outlook. Having not seen the improvements we had hoped for, and actually seeing increased impacts and uncertainties in the U.S. solar market with the introduction of the AD/CVD investigation, we are withdrawing our prior annual guidance for full year 2022, and instead moving back to providing quarterly guidance and some qualitative discussion beyond that.

Our revenue outlook for the second quarter of 2022 reflects delays by solar developers as they work to secure modules for their projects. Our gross margin reflects this lower revenue base to absorb overhead costs and a lower mix of new, higher-margin projects. Given the significant advances with our DTV initiatives, new projects we’re awarded carry significantly higher product margins. Unfortunately, as these projects have pushed out, that leaves primarily legacy projects in the second quarter. These factors flow down to Adjusted EBITDA, offset to a degree by expense reduction initiatives we are implementing as we await a resolution to the AD/CVD and WRO industry impacts.

(in millions)	1Q '22 Guidance	1Q '22 Actual[1]	2Q '22 Guidance[2]
Revenue	$55.0 - $65.0	$49.6	$30.0 - $35.0
Non-GAAP Gross Margin	(7.0%) - 0.0%	(17.8%)	(29.0%) - (19.0%)
Non-GAAP operating expenses	$12.0 - $13.0	$11.2	$10.0 - $11.0
Non-GAAP adjusted EBITDA	$(13.5) - $(17.5)	$(20.0)	$(19.7) - $(16.7)
[1] Includes $5 million reduction to revenue, gross margin and Adjusted EBITDA not included in Q1 guidance figures
[2] Guidance figures for 2Q exclude the pending acquisition of HX Tracker

Remainder of 2022

As we look to the remainder of the year, while regulatory factors remain the largest wildcard, the legacy, lower margin projects will largely roll off in Q3, and then we should see significant improvement. As volume normalizes and continues to grow, it will have an even greater positive impact on our financials. We also expect to see incremental benefit from our expense reduction initiatives.

Based on these factors and what we see today, we believe that:

•
Revenue for the second half of the year will grow vs. the first half;
•
Gross margin will improve sequentially in the second half; and
•
Non-GAAP operating expenses will decline in the second half relative to the first3

All outlook figures and commentary exclude the pending acquisition of HX Tracker. In addition, should there be favorable resolution to module supply issues, including AD/CVD and WRO, in the near-term, we believe we will be well positioned to quickly respond to pent-up customer demand, benefit from the continued strong growth in solar and resume our strong growth trajectory.

First quarter 2022 Earnings Conference Call

FTC Solar’s senior management will host a conference call for members of the investment community at 8:30 a.m. E.T. today, during which the company will discuss its first quarter results, its outlook and other business items. This call will be webcast and can be accessed within the Investor Relations section of FTC Solar's website at investor.ftcsolar.com. A replay of the conference call will also be available on the website for 30 days following the webcast.

1. The term ‘pipeline’ refers to the total amount of uncontracted projects in the solar energy market to which the company has visibility as a potential sale opportunity for its trackers. The size of our pipeline does not guarantee future sales results or revenues, which will depend on our ability to convert pipeline opportunities to binding sales orders.

2. We define executed contracts and awarded orders as orders that have been documented and signed through a contract, where we are in the process of documenting a contract but for which a contract has not yet been signed, or that have been awarded in writing or verbally with a mutual understanding that the order will be contracted in the future. In the case of certain projects, including those that are scheduled for delivery on later dates, we have not locked in binding pricing with customers and we instead use estimated average selling price to calculate the revenue included in our executed contracts and awarded orders for such projects. Actual revenue for these projects could differ once contracts with binding pricing are executed, and there is also a risk that a contract may never be executed for an awarded but uncontracted project, thus reducing anticipated revenues. Please refer to our SEC filings, including our Form 10-K, for more information on our contracted and awarded orders, including risk factors.

3. Assumes no near-term resolution to the module supply/AD/CVD constraints.

About FTC Solar Inc.

Founded in 2017 by a group of renewable energy industry veterans, FTC Solar is a fast-growing, global provider of solar tracker systems, technology, software, and engineering services. Solar trackers significantly increase energy production at solar power installations by dynamically optimizing solar panel orientation to the sun. FTC Solar’s innovative tracker designs provide compelling performance and reliability, with an industry-leading installation cost-per-watt advantage.

Forward-Looking Statements

This press release contains forward looking statements. These statements are not historical facts but rather are based on our current expectations and projections regarding our business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. With respect to the proposed acquisition discussed in this press release, these risks, uncertainties and assumptions include risks related to (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the negotiations and of the definitive agreement with respect to the proposed acquisition, (2) the inability to complete the proposed acquisition, including due to failure to satisfy the closing conditions, (3) the impact of the ongoing COVID-19 pandemic on the parties’ ability to conduct diligence, negotiate and consummate the proposed acquisition, (4) the disruption of our current plans and operations as a result of time and effort necessary to consummate the proposed acquisition, (5) costs related to the proposed acquisition, (6) the inability to successfully merge goals and technology with the proposed acquisition company, if the acquisition is consummated, (7) the ability to recognize the anticipated benefits of the proposed acquisition (including expected orders and revenues for the proposed acquisition company, the expected EBITDA accretion and pipeline opportunities provided by the proposed acquisition company, which are based on our reasonable due diligence of such company and the information and representations that such company has made to us), which may be affected by, among other things, competition, brand recognition, the ability of the combined companies to grow and manage growth profitably and retain their key employees, (8) the failure of the combined companies to effectively scale tracker systems and solutions in certain international markets and (9) changes in applicable laws or regulations that impact the feasibility of the acquisition or the operations of the combined companies. You should not rely on our forward-looking statements as predictions of future events, as actual results may differ materially from those in the forward-looking statements because of several factors, including those described in more detail above and in our filings with the U.S. Securities and Exchange Commission, including the section entitled “Risk Factors” contained therein. FTC Solar undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.

FTC Solar Investor Contact:

Bill Michalek
Vice President, Investor Relations
FTC Solar
T: (737) 241-8618
E: IR@FTCSolar.com

FTC Solar Media Contact:

Scott Deitz
On behalf of FTC Solar
T: (336) 908-7759

# # #

FTC Solar, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(unaudited)

	Three months ended March 31,
(in thousands, except shares and per share data)	2022	2021
Revenue:
Product	$30,968	$56,462
Service	18,585	9,245
Total revenue	49,553	65,707
Cost of revenue:
Product	34,963	54,996
Service	23,877	10,592
Total cost of revenue	58,840	65,588
Gross profit (loss)	(9,287)	119
Operating expenses
Research and development	2,701	1,954
Selling and marketing	1,972	1,100
General and administrative	13,818	5,084
Total operating expenses	18,491	8,138
Loss from operations	(27,778)	(8,019)
Interest expense, net	(295)	(14)
Gain from disposal of investment in unconsolidated subsidiary	337	—
Gain (loss) on extinguishment of debt	—	790
Other income (expense)	19	—
Income (loss) from unconsolidated subsidiary	—	(218)
Loss before income taxes	(27,717)	(7,461)
(Provision) benefit for income taxes	(76)	19
Net loss	(27,793)	(7,442)
Other comprehensive income (loss):
Foreign currency translation adjustments	57	(1)
Comprehensive loss	$(27,736)	$(7,443)
Net loss per share:
Basic	$(0.28)	$(0.11)
Diluted	$(0.28)	$(0.11)
Weighted-average common shares outstanding:
Basic	99,211,792	66,875,469
Diluted	99,211,792	66,875,469

FTC Solar, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except shares and per share data)	March 31, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$49,383	$102,185
Accounts receivable, net	132,230	107,548
Inventories	8,918	8,860
Prepaid and other current assets	13,762	17,186
Total current assets	204,293	235,779
Operating lease right-of-use assets	1,622	1,733
Property and equipment, net	1,564	1,582
Other assets	3,929	3,926
Total assets	$211,408	$243,020
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$46,102	$39,264
Accrued expenses	30,648	47,860
Income taxes payable	87	47
Deferred revenue	3,100	1,421
Other current liabilities	4,523	4,656
Total current liabilities	84,460	93,248
Operating lease liability, net of current portion	1,190	1,340
Other non-current liabilities	5,590	5,566
Total liabilities	91,240	100,154
Commitments and contingencies
Stockholders’ equity
Preferred stock par value of $0.0001 per share, 10,000,000 shares authorized; none issued as of March 31, 2022 and December 31, 2021	—	—
Common stock par value of $0.0001 per share, 850,000,000 shares authorized; 99,724,843 and 92,619,641 shares issued and outstanding as of March 31, 2022 and December 30, 2021	10	9
Treasury stock, at cost; 10,762,566 shares as of March 31, 2022 and December 31, 2021	—	—
Additional paid-in capital	297,119	292,082
Accumulated other comprehensive income (loss)	64	7
Accumulated deficit	(177,025)	(149,232)
Total stockholders’ equity	120,168	142,866
Total liabilities and stockholders’ equity	$211,408	$243,020

FTC Solar, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Three months ended March 31,
(in thousands)	2022	2021
Cash flows from operating activities
Net loss	$(27,793)	$(7,442)
Adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation	4,610	449
Depreciation	121	9
Amortization of debt issue costs	173	—
Loss from unconsolidated subsidiary	—	218
Gain from disposal of investment in unconsolidated subsidiary	(337)	—
(Gain) loss on extinguishment of debt	—	(790)
Warranty provision	516	1,554
Warranty recoverable from manufacturer	(205)	328
Bad debt expense (credit)	(30)	58
Deferred income taxes	—	(20)
Lease expense and other non-cash items	198	—
Impact on cash from changes in operating assets and liabilities:
Accounts receivable, net	(24,652)	(20,230)
Inventories	(58)	(2,587)
Prepaid and other current assets	3,440	(2,887)
Other assets	(40)	(3,649)
Accounts payable	7,258	13,997
Accruals and other current liabilities	(17,044)	10,379
Accrued interest – related party debt	—	(207)
Deferred revenue	1,679	(14,797)
Other non-current liabilities	(752)	(206)
Lease payments and other, net	(190)	(81)
Net cash used in operating activities	(53,106)	(25,904)
Cash flows from investing activities:
Purchases of property and equipment	(523)	(85)
Proceeds from disposal of investment in unconsolidated subsidiary	337	—
Net cash used in investing activities	(186)	(85)
Cash flows from financing activities:
Repayments of borrowings	—	(1,000)
Offering costs paid	—	(1,084)
Proceeds from stock issuance	—	39
Proceeds from stock option exercises	428	—
Net cash provided by (used in) financing activities	428	(2,045)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	62	1
Net decrease in cash, cash equivalents and restricted cash	(52,802)	(28,033)
Cash, cash equivalents and restricted cash at beginning of period	102,185	33,373
Cash, cash equivalents and restricted cash at end of period	$49,383	$5,340

Supplemental disclosures of cash flow information:
Purchases of property and equipment included in ending accounts payable and accruals	$59	67
Offering costs in period end accruals	$—	45
Commencement of new operating leases	$—	246
Cash paid during the period for third party interest	$128	40
Cash paid during the period for related party interest	$—	207
Cash paid during the period for taxes	$7	—

Notes to Reconciliations of Non-GAAP Financial Measures to Nearest Comparable GAAP Measures

We present Non-GAAP gross profit (loss), Non-GAAP operating expense, Adjusted EBITDA, Adjusted net loss and Adjusted EPS as supplemental measures of our performance. We define Adjusted EBITDA as net loss plus (i) income tax (benefit) or expense, (ii) interest expense, (iii) depreciation expense, (iv) amortization of intangibles, (v) amortization of debt issuance costs, (vi) stock-based compensation (vii) gain on extinguishment of debt, (viii) gain from disposal of our investment in an unconsolidated subsidiary, (ix) non-routine legal fees, (x) severance, (xi) other costs and (xii) loss from unconsolidated subsidiary. We define Adjusted net loss as net loss plus (i) amortization of intangibles, (ii) amortization of debt issuance costs (iii) stock-based compensation, (iv) gain on extinguishment of debt, (v) gain from disposal of our investment in an unconsolidated subsidiary, (vi) non-routine legal fees, (vii) severance, (viii) other costs, (ix) loss from unconsolidated subsidiary and (x) income tax expense of adjustments. Adjusted EPS is defined as Adjusted Non-GAAP net loss per share using our weighted average basic and diluted shares outstanding.

Non-GAAP gross profit (loss), Non-GAAP operating expense, Adjusted EBITDA, Adjusted net loss and Adjusted EPS are intended as supplemental measures of performance that are neither required by, nor presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We present these non-GAAP measures, many of which are commonly used by investors and analysts, because we believe they assist those investors and analysts in comparing our performance across reporting periods and on an ongoing basis, as well as against other entities, by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA, Adjusted Non-GAAP net loss and Adjusted EPS to evaluate the effectiveness of our business strategies.

Non-GAAP gross profit (loss), Non-GAAP operating expense, Adjusted EBITDA, Adjusted net loss and Adjusted EPS should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP and you should not rely on any single financial measure to evaluate our business. These Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure as disclosed below.

The following table reconciles Non-GAAP gross profit (loss) to the most closely related GAAP measure for the three months ended March 31, 2022 and 2021, respectively:

	Three months ended March 31,
(in thousands, except percentages)	2022	2021
GAAP revenue	$49,553	$65,707
GAAP gross profit (loss)	$(9,287)	$119
Depreciation expense	69	2
Stock-based compensation	309	66
Severance	—	—
Other costs	102	—
Non-GAAP gross profit (loss)	$(8,807)	$187
Non-GAAP gross margin percentage	(17.8%)	0.3%

The following table reconciles Non-GAAP operating expenses to the most closely related GAAP measure for the three months ended March 31, 2022 and 2021, respectively:

	Three months ended March 31,
(in thousands)	2022	2021
GAAP operating expenses	$18,491	$8,138
Depreciation expense	(52)	(7)
Stock-based compensation	(4,301)	(383)
Non-routine legal fees	(1,078)	(15)
Severance	(615)	—
Other (costs) credits	(1,268)	(882)
Non-GAAP operating expenses	$11,177	$6,851

The following table reconciles Non-GAAP Adjusted EBITDA to the related GAAP measure of loss from operations for the three months ended March 31, 2022 and 2021, respectively:

	Three months ended March 31,
(in thousands)	2022	2021
GAAP loss from operations	$(27,778)	$(8,019)
Depreciation expense	121	9
Stock-based compensation	4,610	449
Non-routine legal fees	1,078	15
Severance	615	—
Other costs	1,370	882
Other income (expense)	19	—
Adjusted EBITDA	$(19,965)	$(6,664)

The following table reconciles Non-GAAP Adjusted EBITDA, Adjusted net loss and Adjusted EPS to the related GAAP measure of net loss for the three months ended March 31, 2022 and 2021, respectively:

	Three months ended March 31,
	2022		2021
(in thousands, except shares and per share data)	Adjusted EBITDA	Adjusted Net Loss	Adjusted EBITDA	Adjusted Net Loss
Net loss per GAAP	$(27,793)	$(27,793)	$(7,442)	$(7,442)
Reconciling items -
Provision (benefit) for income taxes	76	—	(19)	—
Interest expense, net	295	—	14	—
Amortization of debt issue costs in interest expense	—	173	—	—
Depreciation expense	121	—	9	—
Stock-based compensation	4,610	4,610	449	449
(Gain) from disposal of investment in unconsolidated subsidiary(d)	(337)	(337)	—	—
(Gain) loss on extinguishment of debt	—	—	(790)	(790)
Non-routine legal fees(a)	1,078	1,078	15	15
Severance(b)	615	615	—	—
Other costs(c)	1,370	1,370	882	882
(Income) loss from unconsolidated subsidiary(d)	—	—	218	218
Income tax expense of adjustments	—	—	—	(8)
Adjusted Non-GAAP amounts	$(19,965)	$(20,284)	$(6,664)	$(6,676)

Adjusted Non-GAAP net loss per share (Adjusted EPS):
Basic	N/A	$(0.20)	N/A	$(0.10)
Diluted	N/A	$(0.20)	N/A	$(0.10)

Weighted-average common shares outstanding:
Basic	N/A	99,211,792	N/A	66,875,469
Diluted	N/A	99,211,792	N/A	66,875,469

(a) Non-routine legal fees represent legal fees incurred for matters that were not ordinary or routine to the operations of the business.

(b) Severance costs were incurred related to agreements with certain executive due to restructuring changes.

(c) Other costs in 2022 include certain costs attributable to accelerated vesting of stock-based compensation awards resulting from our IPO and shareholder follow on registration costs pursuant to our IPO. Other costs in 2021 include consulting fees in connection with operations and finance.

(d) Our management excludes the gain from current year collections of contingent contractual amounts arising from the sale in 2021 of our unconsolidated subsidiary when evaluating our operating performance, as well as the income (loss) from operations of our unconsolidated subsidiary prior to the sale.